Exhibit 99.1

March 10, 2020

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen Corporate Media Relations (614) 460-5544 kstammen@nisource.com	Nick Drew Director, Investor Relations (614) 460-4638 ndrew@nisource.com	Sara Macioch Manager, Investor Relations (614) 460-4789 smacioch@nisource.com

Lloyd Yates Appointed to NiSource Board of Directors

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced that its Board of Directors appointed Lloyd Yates to the board.

Yates, brings significant energy and regulated utility experience to NiSource’s board, having retired in 2019 from Duke Energy Corporation, where he most recently served as Executive Vice President, Customer and Delivery Operations, and President, Carolinas Region, since 2014. In this role, he was responsible for aligning customer-focused products and services to deliver a personalized end-to-end customer experience to position Duke Energy for long-term growth, as well as for the profit/loss, strategic direction and performance of Duke Energy’s regulated utilities in North Carolina and South Carolina.

Previously, he served as Executive Vice President of Regulated Utilities, overseeing Duke Energy’s utility operations in six states, federal government affairs, and environmental and energy policy at the state and federal levels, as well as Executive Vice President, Customer Operations, where he led the transmission, distribution, customer services, gas operations and grid modernization functions for millions of utility customers. He held various senior leadership roles at Progress Energy, Inc., prior to its merger with Duke Energy, from 2000 to 2012.

“Lloyd adds significant energy industry and regulated utility experience to the NiSource Board of Directors,” said NiSource Chairman Kevin T. Kabat. “At Duke Energy, he used his operational experience to improve safety, reliability and the overall customer experience for millions of customers. He has significant expertise overseeing regulated utility operations, working with state regulators, and managing consumer and community affairs. He also has experience managing gas and grid modernization functions, which is valuable to our Board as we execute our business strategies. In addition, Lloyd’s experience as a director for other prominent public companies will benefit our board by bringing additional perspective to a variety of important areas of governance and strategic planning.”

Yates currently serves on the boards of directors of American Water Works Company, Inc., Marsh & McLennan Companies, Inc. and Sonoco Products Company.

His appointment to the NiSource Board is effective March 9, and he is expected to stand for election by NiSource stockholders at the annual stockholders meeting in May. He is not currently assigned to any standing board committees. Yates’ appointment represents an expansion of the NiSource board from 11 to 12 members.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,400 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index and the Bloomberg Gender Equality Index and has been named by Forbes magazine among America’s Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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